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                                                                      Exhibit 15


Securities and Exchange Commission
450 5th Street, N.W.
Washington, D.C.   20549


Commissioners:

We are aware that our report dated November 17, 1999 on our review of the interim consolidated financial information of Abercrombie & Fitch Co. (the "Company") as of and for the thirteen and thirty-nine week periods ended October 30, 1999 and included in this Form 10-Q is incorporated by reference in the Company's registration statements on Form S-8, Registration Nos. 333-15941, 333-15943, 333-15945, 333-60189, 333-60203 and 333-81373. Pursuant to Rule
436(c) under the Securities Act of 1933, this report should not be considered a part of the registration statement prepared or certified by us within the meaning of Sections 7 and 11 of that Act.


Very truly yours,

/s/PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

Columbus, Ohio
December 10, 1999